Exhibit 5.1

Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

May 8, 2024

Astera Labs, Inc.
2901 Tasman Drive, Suite 205
Santa Clara, CA 95054

Re:    Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of the offering of up to an aggregate of 2,938,898 shares (the “Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of Astera Labs, Inc., a Delaware corporation (the “Company”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP